Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the “Amended and Restated 1999 Nonemployee Directors Stock Option Plan”, “Amended and Restated 1996 CSI Stock Option Plan”, “Amended and Restated Israeli Share Option Plan” and “2006 U.S. Stock Option Plan” of Commtouch Software Ltd., of our report, dated February 21, 2006 (except for Note 9, as to which the date is June 26, 2006), with respect to the consolidated financial statements of Commtouch Software Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel March 8, 2007	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global